JPMORGAN MULTI-MANAGER SMALL CAP GROWTH FUND
a series of
J.P. MORGAN FLEMING SERIES TRUST
MINUTES OF SPECIAL MEETING OF SHAREHOLDERS
May 20, 2005
A special meeting of shareholders of JPMorgan Multi-Manager Small Cap Growth Fund, a series of J.P. Morgan Fleming Series Trust, was held at 522 Fifth Avenue, 6th Floor, New York, New York 10036 at 10:00 a.m., Eastern time, on May 20, 2005.

Stephen M. Benham, employee and Secretary of the Fund, served as Chairperson and called the meeting to order.

Avery P. Maher, Assistant Secretary of the Fund, served as Secretary and reported that the Notice of the Special Meeting of Shareholders and related proxy materials were mailed to all Fund shareholders of record as of the close of business on March 14, 2005. The Secretary submitted an affidavit by an authorized officer of the tabulator, as evidence of the mailing. Copies of the affidavit, related Proxy Statements, list of shareholders and forms of proxy were ordered filed with the records of the meeting.

The Secretary presented a list of shareholders who were entitled to vote at the meeting. She reported that proxies covering 12,926,952.56 shares of beneficial interest had been received, and that they are, according to the records of the Fund, correct and authentic proxies. She noted that these proxies constituted 69.1027 percent of the 18,707,143.395 shares entitled to vote at the meeting. There were no shareholders voting other than by proxy.

The Chairperson noted that a quorum of the shares of the Fund entitled to vote at the meeting was present and therefore declared that the meeting was properly constituted to transact business.

The Chairperson declared that the items on the agenda for the Fund were to be voted by written ballot and appointed Tiffany Randall" employee of the Fund's Administrator, to act as judge and
Inspector, to decide upon the qualifications of the voters, to accept their votes and, upon completion of the voting, to count the number of shares voted on the motions and to declare the requisite number of shares voted in favor of the motions.

The Chairperson announced that the first order of business was to approve a new subadvisory agreement as described in the Fund's proxy statement. Ms. Cioffi, shareholder proxy, seconded the motion of Ms. Maher, shareholder proxy, who moved the adoption of the following resolution:

       RESOLVED, that the sub advisory agreement between J.P. Morgan Investment
Management Inc. and BlockRock Advisors, Inc. ("BlackRock") in the form set forth in
JPMorgan Multi-Manager Small Cap Growth Fund's (the "Fund") Definitive Proxy Statement dated April 11, 2005, pursuant to which BlackRock will act as sub advisor to the Fund, is hereby approved.

The Chairperson reported that the Inspector affirmed that 12,926,952.563 shares were voted by proxy in favor of the motion to approve the agreement and plan of   reorganization, with no shares voted against the motion and no shares that abstained.

There being no further business, the meeting was, upon motion duly made and seconded, adjourned at 10:15 a.m.

/s/ Avery P. Maher
Avery P. Maher
Assistant Secretary
Multi-Manager Shareholder Minutes 5-05